Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES THIRD QUARTER 2008 RESULTS

BIRMINGHAM, Alabama (November 3, 2008) Protective Life Corporation (NYSE: PL) today reported results for the third quarter of 2008. Highlights include:

•                  Net loss of $1.40 per diluted share, compared to net income of $1.02 per share in the third quarter of 2007. Included in the current quarter’s net loss was net realized investment losses of $2.28 per share compared to net realized investment gains of $0.05 per share in the third quarter of 2007.  The $2.28 per share of net realized investment losses in the third quarter of 2008 included $1.85 per share of other-than-temporary impairments.

•                  Operating income for the third quarter was $0.88 per diluted share, compared to $0.97 per share in the third quarter of 2007.  Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are disappointed to report a net loss for the third quarter.  Losses and impairments we incurred on investments in Lehman, FNMA, FHLMC, Washington Mutual and some housing-related bonds more than negated the solid earnings we reported  on an operating basis in our core segments.  Our core operating earnings, adjusted for fair value accounting items, were strong and in line with our overall expectations for the quarter.  We were particularly pleased with the earnings reported in our Life Marketing and Stable Value segments, both of which were up significantly in the quarter.  The Acquisitions segment continued to provide a steady stream of earnings.  The Asset Protection segment had a reasonable quarter in the face of deteriorating and challenging conditions in the auto industry, its primary channel for product distribution.  Our annuity sales continue to be strong.  As we look to the future, we expect the business environment to remain challenging.  We do not see an immediate reversal in the volatile capital and credit markets.  We are, however, comfortable with our strong liquidity position, and we expect to see our capital ratios strengthening over the next two quarters, stabilizing within the historic range for our ratings category.  We believe that our straightforward business platform enhances our ability to manage through the current business environment, and we are hopeful that we may begin to see some improvement and rationalization in product pricing and return expectations as the industry adjusts to the current economic turmoil.”

FINANCIAL HIGHLIGHTS

•                  Pre-tax other than temporary impairments on investments during the period totaled $202.6 million, excluding $20.0 million of impairments reimbursed to the company through modified coinsurance agreements, under which third-party reinsurers bear the ultimate investment risk related to these securities.  The following summarizes the 2008 impairments:

	Pre-Tax Impairments
	(Net of Modco)
	Three Months	Nine Months
	Ended	Ended
	September 30, 2008
	(Dollars in Millions)
Freddie Mac	$7.1	$7.1
Fannie Mae	21.9	21.9
Lehman	92.4	92.4
Washington Mutual	45.3	45.3
Alt A Bonds	35.9	115.9
Total	$202.6	$282.6

•                  At September 30, 2008, below investment grade securities were 5.2% of the fixed income portfolio and problem loans and foreclosed properties were 0.4% of the commercial loan portfolio.

•                  Life Marketing segment operating income was $52.2 million for the three months ended September 30, 2008, representing an increase of $12.2 million, or 30.6%, from the three months ended September 30, 2007.

•                  Acquisitions segment operating income was $33.0 million and increased $2.6 million, or 8.7%, for the three months ended September 30, 2008 compared to the three months ended September 30, 2007.

•                  Annuities segment operating income was $0.6 million for the three months ended September 30, 2008, representing a decrease of $5.9 million, or 91.4%, compared to the three months ended September 30, 2007.

•                  Stable Value Products segment operating income was $28.2 million and increased $15.1 million, or 115.0%, for the three months ended September 30, 2008 compared to the three months ended September 30, 2007.

•                  Asset Protection segment operating income was $8.2 million, representing a decrease of $1.7 million, or 17.4%, for the three months ended September 30, 2008 compared to the three months ended September 30, 2007.

•                  Operating income return on average equity for the twelve months ended September 30, 2008 was 9.9%.  Net income return on average equity for the same period was 1.4%.

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

THIRD QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)	3Q2008	3Q2007

Operating income	$62,452	$69,561
Realized investment gains (losses) and related amortization
Investments	(227,759)	27,996
Derivatives	65,299	(24,565)
Net Income (Loss)	$(100,008)	$72,992

($ per share; net of income tax)	3Q2008	3Q2007

Operating income	$0.88	$0.97
Realized investment gains (losses) and related amortization
Investments	(3.19)	0.39
Derivatives	0.91	(0.34)
Net Income (Loss)	$(1.40)	$1.02

BUSINESS SEGMENT OPERATING INCOME BEFORE INCOME TAX

The table below sets forth business segment operating income before income tax for the periods shown:

OPERATING INCOME BEFORE INCOME TAX

($ in thousands)	3Q2008	3Q2007

Life Marketing	$52,222	$39,974
Acquisitions	33,021	30,375
Annuities	556	6,436
Stable Value Contracts	28,184	13,107
Asset Protection	8,186	9,905
Corporate & Other	(32,173)	2,342
Total Pretax Operating Income	$89,996	$102,139

In the Life Marketing and Asset Protection segments, pre-tax operating income equals segment income before income tax for all periods. In the Stable Value Products, Annuities, Acquisitions and Corporate & Other segments, operating income excludes realized investment gains (losses), periodic settlements on derivatives, and related amortization of DAC and VOBA as set forth in the table below:

($ in thousands)	3Q2008	3Q2007

Operating income before income tax	$89,996	$102,139
Realized investment gains (losses)
Stable Value Contracts	4,984	(333)
Annuities	(14,419)	(266)
Acquisitions	(40,002)	(351)
Corporate & Other	(199,289)	6,404
Less: periodic settlements on derivatives Corporate & Other	1,915	132
Related amortization of deferred policy acquisition costs and value of businesses acquired
Acquisitions	(1,776)	261
Annuities	1,073	(217)
Income (Loss) before income tax	$(159,942)	$107,417

Income (loss) before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of DAC and VOBA and participating income from real estate ventures) for the Acquisitions segment was a loss of $5.2 million for the third quarter of 2008 and income of $29.8 million for the third quarter of 2007. Income (loss) before income tax for the Annuities segment was a loss of $14.9 million for the third quarter of 2008 and income of $6.4 million for the third quarter of 2007. Income before income tax for the Stable Value segment was $33.2 million for the third quarter of 2008 and $12.8 million for the third quarter of 2007. Income before income tax for the Corporate & Other segment was a loss of $233.4 million for the third quarter of 2008 and income of $8.6 million for the third quarter of 2007.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)	3Q2008	3Q2007

Life Marketing	$35.4	$62.9
Annuities	472.2	511.0
Stable Value Contracts	685.0	572.2
Asset Protection	104.2	144.6

REVIEW OF BUSINESS SEGMENTS

•                  LIFE MARKETING:   Pre-tax operating income was $52.2 million for the three months ended September 30, 2008, representing an increase of $12.2 million, or 30.6%, from the three months ended September 30, 2007.  The increase was primarily due to net favorable prospective unlocking of $8.8 million in the segment’s universal life and BOLI lines.  In addition, higher investment income and lower expenses partially offset the lower earnings in the segment’s marketing subsidiaries.  Life Marketing sales were $35.4 million, down 43.8% compared to $62.9 million in the third quarter of 2007.  Term insurance sales in the current quarter were $23.0 million compared to $36.3 million in the prior year’s quarter.  Universal life insurance sales in the third quarter of 2008 were $12.3 million compared to $26.6 million in the third quarter of 2007.

•                  ACQUISITIONS:  Pre-tax operating income was $33.0 million and increased $2.6 million, or 8.7%, for the three months ended September 30, 2008 compared to the three months ended September 30, 2007.  The increase was primarily due to lower operating expenses on the Chase Insurance Group block and improved mortality results, partially offset by expected runoff of the block of business.

•                  ANNUITIES:   Pre-tax operating income was $0.6 million for the three months ended September 30, 2008, representing a decrease of $5.9 million, or 91.4%, compared to the three months ended September 30, 2007.  The third quarter of 2008 included $4.8 million of negative fair value changes on the equity indexed annuity product line and embedded derivatives associated with the variable annuity guaranteed minimum withdrawal benefit (“GMWB”) rider.  In addition, unfavorable mortality in the segment’s single premium immediate annuity (“SPIA”) block reduced earnings by $3.9 million. These decreases were partially offset by the continued growth of the single premium deferred annuity (“SPDA”) line which accounted for a $3.2 million increase in earnings compared to the prior year’s quarter.  Annuity account values were $8.2 billion as of September 30, 2008, an increase of 9.8% over the prior year.  Total annuity sales decreased 7.6% to $472.2 million in the third quarter of 2008 compared to the prior year’s quarter. Fixed annuity sales were $339.8 million in the third quarter of 2008 compared to $363.7 million in the prior year’s quarter.  Variable annuity sales were $132.4 million in the third quarter of 2008 compared to $147.3 million in the third quarter of 2007.

•                  STABLE VALUE PRODUCTS:  Pre-tax operating income was $28.2 million, representing an increase of $15.1 million, or 115.0%, for the three months ended September 30, 2008 compared to the prior year’s quarter.  The increase in operating earnings resulted from the combination of higher average balances, slightly higher asset yields, and lower liability costs. In addition, $3.0 million in other income was generated in the third quarter 2008 from the early retirement of a funding agreement backing a medium term note.  Lower liability costs resulted from the increased sales of attractively priced institutional funding agreements.  As a result, the operating spread increased 61 basis points to 170 basis points for the three months ended September 30, 2008, compared to an operating spread of 109 basis points during the prior year’s quarter.  Sales were $685.0 million in third quarter 2008 compared to sales in the third quarter of 2007 of $572.2 million.  Deposit balances ended the quarter at $6.0 billion, up 20.7% compared to $5.0 billion in the third quarter of 2007.

•                  ASSET PROTECTION:   Pre-tax operating income was $8.2 million, representing a decrease of $1.7 million, or 17.4%, for the three months ended September 30, 2008 compared to the prior year’s quarter.  The decrease was primarily the result of a $2.1 million decrease in service contract income due to lower auto and marine volume and higher loss ratios in certain programs. Also contributing to the decrease was $0.7 million of lower earnings in the discontinued products. Offsetting this loss was $1.1 million of higher earnings in the Guaranteed Asset Protection product and an increase in credit insurance earnings of $0.3 million for the three months ended September 30, 2008 compared to the prior year’s quarter.

•                  CORPORATE & OTHER:   Pre-tax operating loss was $32.2 million representing a decrease in operating income of $34.5 million for the three months ended September 30, 2008 compared to the prior year’s quarter. The decrease was primarily due to mark-to-market adjustments on a $387.5 million portfolio of securities designated for trading.  This trading portfolio negatively impacted the three months ended September 30, 2008 by approximately $20.0 million, an $18.2 million less favorable impact than in the three months ended September 30, 2007.  In addition, total participating mortgage income in the current quarter was $1.6 million representing a decrease of $10.7 million, caused by the current economic environment.

2008 GUIDANCE

Due to extraordinary market volatility and the potential impact of fair value accounting on reported results, Protective will not be updating its full-year 2008 guidance.  In lieu of a guidance revision, management will discuss the prospects for its operating units during its 3Q08 earnings call scheduled as below.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on November 4, 2008 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-895-0231 (international callers 1-785-424-1054) and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern November 4, 2008 until midnight November 11, 2008. The recording may be accessed by calling 1-800-723-0520 (international callers 1-402-220-2653).

The public may listen to a simultaneous webcast of the call on the homepage of the Company’s web site at www.protective.com. A recording of the webcast will also be available from 9:00 a.m. Eastern November 4, 2008 until midnight November 11, 2008.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per common share outstanding as of September 30, 2008)

Total share-owners’ equity per share	$21.81
Less: Accumulated other comprehensive income per share	(13.28)

Total share-owners’ equity per share excluding accumulated other comprehensive income	$35.09

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended September 30, 2008 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended September 30, 2008, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY

ROLLING TWELVE MONTHS ENDED SEPTEMBER 30, 2008

Numerator:

	Three Months Ended				Twelve
($ in thousands)	Dec. 31, 2007	Mar. 31, 2008	June 30, 2008	Sept. 30, 2008	Months Ended Sept. 30, 2008

Net income (loss)	$60,886	$35,882	$38,184	$(100,008)	$34,944
Net of:
Realized investment gains (losses), net of income tax
Investments	12,222	(18,229)	(73,067)	(228,216)	(307,290)
Derivatives	(17,022)	2,979	43,509	66,544	96,010
Related amortization of DAC and VOBA, net of income tax	(754)	(698)	322	457	(673)
Add back:
Derivative gains related to Corp. debt and investments, net of income tax	127	315	1,161	1,245	2,848
Operating Income	$66,567	$52,145	$68,581	$62,452	$249,745

Denominator:

	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

September 30, 2007	$2,405,623	$(85,711)	$2,491,334
December 31, 2007	2,456,761	(80,529)	2,537,290
March 31, 2008	2,163,860	(379,948)	2,543,808
June 30, 2008	2,081,742	(486,222)	2,567,964
September 30, 2008	1,524,655	(928,205)	2,452,860
Total			$12,593,256
Average			$2,518,651
Operating Income Return on Average Equity			9.9%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY

ROLLING TWELVE MONTHS ENDED SEPTEMBER 30, 2008

Numerator:

	Three Months Ended				Twelve
($ in thousands)	Dec. 31, 2007	Mar. 31, 2008	June 30, 2008	Sept. 30, 2008	Months Ended Sept. 30, 2008

Net income (loss)	$60,886	$35,882	$38,184	$(100,008)	$34,944

Denominator:

	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

September 30, 2007	$2,405,623	$(85,711)	$2,491,334
December 31, 2007	2,456,761	(80,529)	2,537,290
March 31, 2008	2,163,860	(379,948)	2,543,808
June 30, 2008	2,081,742	(486,222)	2,567,964
September 30, 2008	1,524,655	(928,205)	2,452,860
Total			$12,593,256
Average			$2,518,651
Net Income Return on Average Equity			1.4%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: the Company is exposed to the risks of natural disasters, pandemics, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry and negatively affect profitability; a ratings downgrade or other negative action by a ratings organization could adversely affect the Company; the Company’s policy claims fluctuate from period to period resulting in earnings volatility. and actual results could differ from management’s expectations, including, but not limited to, expectations of mortality, morbidity, casualty losses, persistency, lapses, customer mix and behavior, and projected level of used vehicle values; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates which by their nature are imprecise and subject to changes and revision over time; the use of reinsurance, and any change in the magnitude of reinsurance, introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business, including, but not limited to, the volume of sales, the profitability of products, investment performance, and asset liability management; equity market volatility could negatively impact the Company’s business, particularly with respect to the Company’s variable products, including an increase in the rate of amortization of DAC and estimated cost of providing minimum death benefit and minimum withdrawal benefit guarantees relating to the variable products; insurance companies are highly regulated and subject to numerous legal restrictions and regulations, including, but not limited to, restrictions relating to premium rates, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, and capital adequacy, and the Company cannot predict whether or when regulatory actions may be taken that could adversely affect the Company or its operations; changes to tax law or interpretations of existing tax law could adversely affect the Company, including, but not limited to, the demand for and profitability of its insurance products and the Company’s ability to compete with non-insurance products; the Company may be required to establish a valuation allowance against its deferred tax assets, which could materially adversely affect the Company’s results of operations, financial condition and capital position; financial services companies are frequently the targets of litigation, including, but not limited to, class action litigation, which could result in substantial judgments, and the Company, like other financial services companies, in the ordinary course of business is involved in litigation and arbitration; publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business, and a change in persistency may result in higher claims and/or higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs and lower reported earnings; the Company’s investments, including, but not limited to, the Company’s invested assets, derivative financial instruments and commercial mortgage loan portfolio, are subject to market and credit risks, and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; the Company may not realize its anticipated financial results from its acquisitions strategy, which is dependent on factors such as the availability of suitable acquisitions, the availability of capital to fund acquisitions and the realization of assumptions relating to the acquisition; the Company may not be able to achieve the expected results from its recent acquisition; the Company is dependent on the performance of others, including, but not limited to, distributors, third-party administrators, fund managers, reinsurers and other service providers, and, as with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company, and the Company’s ability to compete is dependent on the availability of reinsurance, which has become more costly and less available in recent years, or other substitute capital market solutions; the success of the Company’s captive reinsurance program and related marketing efforts is dependent on a number of factors outside the control of the Company, including, but not limited to, continued access to capital markets and the overall tax position of the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners, and could damage the Company’s business and adversely affect its financial condition and results of operations; the Company’s ability to grow depends in large part upon the continued availability of capital, which has been negatively impacted by regulatory action and the volatility and disruption in the capital and credit markets, and may be negatively impacted in the future by an increase in guaranteed minimum death and withdrawal benefit related policy liabilities in variable products resulting from negative performance in the equity markets, and future marketing plans are dependent on access to the capital markets through securitization; and new GAAP and statutory accounting rules or changes to existing GAAP and statutory accounting rules could negatively impact the Company; the Company’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could negatively affect our business or result in losses; credit market volatility or disruption could adversely impact the Company’s financial condition or results from operations in several ways, including but not limited to the following: causing market price and cash flow variability in the Company’s fixed income portfolio, defaults on principal or interest payments by issuers of the Company’s fixed income investments, other than temporary impairments of the Company’s fixed income investments; adversely impacting the Company’s ability to efficiently access the capital markets to finance its reserve, capital and liquidity needs; difficult conditions in the economy generally could adversely affect the Company’s business and results from operations; and there can be no assurance that the actions of the U.S. Government or other governmental and regulatory bodies for the purpose of stabilizing the financial markets will achieve their intended effect.  Please refer to Exhibit 99 of the Company’s most recent Form 10-K/ 10-Q for more information about these factors which could affect future results.

CONTACTS:

Rich Bielen

Vice Chairman and Chief Financial Officer

(205) 268-3617

Eva Robertson

Vice President, Investor Relations

(205) 268-3912